Exhibit 3.5
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
TOUSA, INC.
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, TOUSA, Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That at a special meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring its advisability and directing that the proposed amendment be submitted for consideration by the stockholders. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Board of Directors deems it advisable and in the Corporation’s best interests that the Corporation amend its Certificate of Incorporation as follows:
     The first sentence of ARTICLE FOURTH is amended and restated in its entirety to read as follows:
“FOURTH: The total number of shares of capital stock which the Corporation shall be authorized to issue is 978,000,000 shares, consisting of 975,000,000 shares of common stock, par value $.01 per share (“Common Stock”) and 3,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).”
     SECOND: That the stockholders of the Corporation, pursuant to a written consent, approved and adopted the foregoing amendment to the Certificate of Incorporation of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been duly signed by the undersigned authorized officer of the Corporation this 30th day of July 2007.

TOUSA, INC.
By:	/s/ Paul Berkowitz
	Name:	Paul Berkowitz
	Title:	Executive Vice President

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